UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Rockwell Medical, Inc.
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THESE SUPPLEMENTAL PROXY MATERIALS PROVIDE ADDITIONAL INFORMATION REGARDING OUR 2020 ANNUAL MEETING OF STOCKHOLDERS
The following information supplements the 2020 Notice of Annual Meeting and Proxy Statement of Rockwell Medical, Inc. (“Rockwell”) filed with the Securities and Exchange Commission on April 20, 2020 and subsequently made available to Rockwell’s stockholders in connection with the solicitation of proxies by Rockwell’s Board of Directors for use at Rockwell’s 2020 Annual Meeting of Stockholders, scheduled for May 18, 2020 (the “Annual Meeting”).
These supplemental proxy materials are being filed with the SEC on May 7, 2020.

THESE MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

We are providing the following supplemental information to provide our perspective on and important context for feedback provided by certain proxy advisory firms in connection with the election of Class II directors (Proposal 1) and the advisory vote on named executive compensation (Proposal 2) to be voted on at the Annual Meeting. We urge stockholders to vote FOR these and the other proposals to be voted on at the Annual Meeting.
Transformation of Rockwell
Since 2018, Rockwell has undergone a significant transformation of its management, board of directors and audit function, all with the focus of driving stockholder value. Our Audit Committee, which has been substantially reconstituted since 2018, has guided our board of directors and management in designing and executing a plan to strengthen our business and financial management and enhance our focus on internal controls and corporate governance following the termination of Rockwell’s former CEO and CFO in May 2018.
In June 2018, the Company’s former independent registered public accounting firm resigned from its engagement (for more information regarding their resignation, please see our Current Report on Form 8-K filed on June 27, 2018). In July 2018, the Audit Committee acted swiftly to engage Marcum LLP ("Marcum") as our new independent registered public accounting firm.
The Company, together with Marcum, identified and reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 several material weaknesses in our internal control over financial reporting, all of which originated prior to June 30, 2018. For more information on these material weaknesses, please see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.
Under the supervision of the Audit Committee, the board of directors began the process of revamping our management team, financial reporting and internal controls over financial reporting and hired a new CEO in September 2018, a new CFO in November 2018 and a new Controller and Principal Accounting Officer (“PAO”) in June 2019. The CFO and the PAO brought significant financial reporting and internal controls experience to Rockwell. In addition, we engaged consultants to assist us in remediating the material weaknesses.
Throughout 2019, we prioritized the remediation of the material weaknesses. With the oversight of the Audit Committee, management executed on a plan to address such material weakness. As of the December 31, 2019 audit, we made significant progress in remediating the material weaknesses, which we discuss in more detail below, and no additional material weaknesses were identified.
In 2019 and 2020, we have continued to strengthen our management and board of directors, with the addition of John McLaughlin as chairman of our board of directors and a member of the Audit Committee, Russell Ellison initially as a member of our board of directors and then in April 2020 as our new CEO and Robert S. Radie as a member of our board of directors.
We believe that this transformation, including our enhanced focus on internal controls and corporate governance, has positioned Rockwell to execute on our strategic priorities and continue to drive value for our stockholders.
Enhancing Our Internal Control Over Financial Reporting

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As of December 31, 2019, we identified and reported material weaknesses in our internal control over financial reporting in connection with control deficiencies related to Information Technology General Controls (“ITGC”) in connection with change management, user access controls and segregation of duties as it relates to user access controls. Our ITGC user access security, change management, operations and third-party management controls to the ERP system were not designed effectively to provide an adequate audit trail for system change management and for the periodic review and testing of user access rights and permissions. The ITGC material weakness in our ERP had a pervasive impact to the various activity level cycles and accounts, including financial reporting, distribution, revenue and accounts receivable, inventory and cost of goods, expenditures and accounts payable, treasury and payroll. Notwithstanding the material weaknesses described above, our management concluded that the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 are fairly stated, in all material respects, in accordance with generally accepted accounting principles in the United States for each of the periods presented therein.

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Remediation of these material weaknesses is ongoing and among our highest priorities. In this regard, management has acted to take a number of steps with the intention of remediating these material weaknesses, including the following:

•	In June 2019, as mentioned above, we hired our PAO, who has significant prior experience with public company accounting, SEC reporting and internal control over financial reporting.

•	We updated and implemented our change management and user access control policies.

•	We added additional review controls to support change management and user access controls outside of policy procedures.

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We are actively working to complete our evaluation of the design, implementation and operating effectiveness testing as soon as possible and believe it will be concluded in 2020. Our Audit Committee will continually assess the progress and sufficiency of these initiatives and make adjustments as and when necessary. As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019, our management believes that our efforts, when completed, will remediate the material weaknesses in internal control over financial reporting as described above.

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In April 2020, we engaged a national public accounting firm to evaluate the design and implementation of our internal control environment and test for operating effectiveness under supervision of our management team, while reporting to our Audit Committee.

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Our efforts to strengthen and maintain our internal controls over financial reporting are ongoing under the leadership of our management team and with the supervision and guidance of our Audit Committee.

We also seek to address the incorrect statement made in a report by a proxy advisory firm that our Annual Report on Form 10-K for the year ended December 31, 2019 was not timely filed. Pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, we were granted a 15-day extension for filing our Form 10-K in order to ensure that our term loan facility with Innovatus, which was entered into on the day before our Form 10-K was filed and which management believed was material to discussions regarding liquidity in the Form 10-K was properly disclosed. Our Form 10-K was timely filed on the first day of the extension period.
Response to 2019 Say-on-Pay Vote

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Following the say-on-pay vote at our annual meeting of stockholders in 2019, which passed with 61% of the votes cast, we reached out to several of our largest stockholders to better understand their views on our executive compensation program and the reasons for their vote.

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Based on stockholder feedback, including concerns related to the alignment of pay with performance, we made several important changes to our compensation program to increase the rigor of our executive compensation program, which resulted in significantly lower compensation for our executives in 2019 compared to the previous years.

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The Compensation Committee, in consultation with an independent third-party compensation consultant, implemented a performance management plan in 2019 to tie incentive compensation for executives to individual and company performance-based objectives. For example, the individual performance-based objectives for our CFO include year-end total enterprise value, net sales of Dialysate Triferic, remediation of internal controls deficiencies and international partnership activity. Company performance-based objectives include a variety of financial, commercial, pipeline advancement (development / regulatory) and business development objectives for Rockwell. The Compensation Committee believes such performance-based objectives are closely aligned with increasing value for stockholders.

•	The Compensation Committee also believes that the compensation decisions made for calendar year 2019 under this plan have resulted in greater alignment of pay with performance. Such decisions include:

•	Our former CEO did not receive an annual cash bonus.

•	Our other named executive officers received significantly below-target bonuses, ranging from 24% to 43% of their target bonuses.

•	We did not grant any new equity awards to our former CEO.

•	We did not grant any new equity awards to our CFO.

•	We also were responsive to stockholder feedback in developing the compensation package for our new CEO, Russell Ellison, who was appointed in April 2020.

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The Compensation Committee set Dr. Ellison’s base salary at a lower amount than his predecessor and, as part of the performance management plan described above, tied Dr. Ellison’s annual cash bonus target to specific individual and company performance-based objectives.

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The Compensation Committee also determined that 50% of Dr. Ellison’s initial equity award grant would be comprised of performance-based stock options, which have value only to the extent that the performance conditions are satisfied.

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The performance conditions for Dr. Ellison’s performance-based stock options are tied to concrete objectives that align with increasing stockholder value. Such objectives, which we publicly disclosed, consist of:

•	Achievement of annualized net sales run rate for Triferic (measured over any given fiscal quarter) $20,000,000 or more by no later than December 31, 2021

•	Commencement of a Phase II Study for Triferic in a second indication of Triferic by April 17, 2021

•	Further, the performance-based equity awards granted to Dr. Ellison are subject to stockholder approval at the Annual Meeting in connection with the approval of Proposal 4.
Gender Diversity on the Board

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In connection with the transformation of Rockwell described above, our board of directors has also been undergoing a significant transformation and refreshment since our annual meeting of stockholders in 2019 to align the board with Rockwell’s strategic direction. Following the Annual Meeting, the board of directors will be comprised of five members, four of which will be independent.

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We recognize that, amidst this transformation and with the recent resignation of Dr. Robin L. Smith in November 2019 and the decision by Ms. Lisa Colleran not to stand for reelection at the Annual Meeting on May 18, 2020, the board will temporarily not have a female director following the Annual Meeting.

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Board diversity is a priority for Rockwell. As stated in our Principles of Corporate Governance and our Proxy Statement, our Governance and Nominating Committee is committed to seeking highly qualified candidates inclusive of all national origins, races and genders to include in the pool from which director nominees are chosen.

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As part of the ongoing refreshment of our board of directors, and in line with our commitment to diversity, during 2020, we intend to increase the size of the board of directors and appoint at least one female director.

If you have any questions or need assistance voting your shares, please call the firm assisting us with the solicitation of proxies, Saratoga Proxy Consulting toll-free at (888) 368-0379 or (212) 257-1311